                                                                    EXHIBIT 10.1

                        DESIGN AND DEVELOPMENT AGREEMENT


                                     BETWEEN


                                  MINIMED INC.


                                       AND


                       ATS AUTOMATION TOOLING SYSTEMS INC.

                                    I N D E X

  SECTION     TITLE                                                          PAGE
              Recitals

    1.0       Obligations of ATS                                              1
    2.0       Price                                                           2
    3.0       Schedule of Deliveries                                          2
    4.0       Delays in Delivery                                              3
    5.0       Confidentiality                                                 5
    6.0       Inventions, Patents, Works of Authorship                        6
    7.0       Exclusivity                                                     7
    8.0       Changes by MiniMed                                              7
    9.0       Representation and Warranties of ATS                            7
    10.0      Indemnification                                                 9
    11.0      Non-Disclosure of Agreement                                     11
    12.0      Relationship of Parties                                         11
    13.0      Warranties                                                      11
    14.0      Entire Agreement                                                12
    15.0      Delivery, Title, Risk of Loss                                   12
    16.0      Conflict                                                        13
    17.0      Taxes                                                           13
    18.0      Termination by ATS                                              13
    19.0      Termination by MiniMed                                          14
    20.0      Remedies Upon Termination/Limitation on Liability               15
    21.0      Governing Law                                                   17
    22.0      Consent to Jurisdiction                                         17
    23.0      No Third Party Beneficiaries                                    17
    24.0      Notices                                                         17
    25.0      Finance Charge                                                  18
    26.0      Attorney's Fees                                                 18
    27.0      System Acceptance                                               19
    28.0      Software Licenses                                               20
    29.0      Customer Parts and Samples                                      20
    30.0      Successors and Assigns                                          20
    31.0      Severability                                                    21

    32.0      Counterparts                                                    21
    33.0      Headings                                                        21
    34.0      Arbitration                                                     21



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                        DESIGN AND DEVELOPMENT AGREEMENT

        This Design and Development Agreement (the "Agreement") is entered into as of February 18, 2000, between MiniMed Inc., a Delaware corporation ("MiniMed"), having its principal place of business at 12744 San Fernando Road, Sylmar, CA 91342 and ATS Automation Tooling Systems, Inc., an Ontario corporation ("ATS"), having its principal place of business at 250 Royal Oak Road, Box 32100, Preston Centre, Cambridge, ON N3H5M2.

        WHEREAS MiniMed has decided to implement an automated manufacturing process for its continuous glucose sensors; and

        WHEREAS ATS has substantial experience in the design, development, construction and installation of automated manufacturing and assembly systems including experience in those designed for use in the production of medical devices and supplies; and

        WHEREAS ATS desires to design, develop, construct and install automated manufacturing systems as described herein which MiniMed intends to use for the manufacture of continuous glucose sensors and components thereof; and

        WHEREAS MiniMed has delivered its Purchase Order 12066 (the "PO") for the design, development, construction and installation of the Systems; and

        WHEREAS the PO contemplated that the parties would negotiate in good faith the technical, legal and commercial terms and conditions of a fixed price definitive agreement relating to the design, development, construction and installation of the Systems, and the parties intend that this Agreement be such definitive agreement and supercede the PO.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.      OBLIGATIONS OF ATS

        Except as otherwise provided herein, ATS shall design, develop, construct and install the Systems and supply the deliverables as described in:

        A.      ATS Quotation C1-99-104 Rev 1 dated April 28, 1999;

        B.      Addendum to Quote #C1-99-104 Rev. 2 dated August 10, 1999;

        C.      Addendum to Quote #C1-99-104 Rev. 2.2 dated August 27, 1999;

        D.      Updated Pricing Rev. 2.3 dated November 5, 1999; and

        E.      Updated Pricing Rev. 2.4a dated February 14, 2000.


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

        which documents are attached hereto as Appendix A (collectively, the "Bid"). The individual specified automated manufacturing systems (each a "System", collectively, the "Systems") described in the Bid to be supplied by ATS include the following specified Systems:

        1. A Prototype/Pilot Line - Sensor Fabrication and Final Assembly as described in Section 8.1 and in the Pilot Plating Line Appendix of the Bid (the "Pilot Line");

        2. A High Volume Sensor Fabrication and final Assembly Line #1 as described in Section 8.2 of the Bid (the "Fabrication and Assembly Line"); and

        3. A Packaging/Cartoning System as described in Section 8.4 of the Bid (the "Packaging Line").

        The parties have agreed that, notwithstanding their inclusion in the Bid documents, the following items have been deleted from the original scope and that ATS shall not construct, install or supply such items:

        (a) the High Volume Line - System #2, as described in Section 8.3 of the Bid;

        (b)     the Peer software described in Section 8.2 of the Bid;

        (c)     the options described in Section 8.5 of the Bid; or

        (d) any deliverables described in the Bid related to (a), (b) or (c) above.

        The parties also contemplate that further scope or other changes may be desirable and agree that same may be made by further addenda, by change orders, or by other documents signed by both parties.

2.      PRICE

        In consideration of the services and deliverables to be provided by ATS pursuant to this Agreement and subject to the terms and conditions hereof, MiniMed agrees to pay ATS Eleven Million, One Hundred Fifty Eight Thousand, Six Hundred Eighty Two Dollars ($11,158,682) (the "Total Price"). The consideration shall be paid as follows:

        - 25% of the Total Price (less any sums paid by MiniMed to ATS pursuant to the PO) upon execution of this Agreement;

        - 25% of the price of each System (as indicated in the Bid) upon final design approval by MiniMed of such System to be designed, manufactured and installed;

        - 25% of the price of each System (as indicated in the Bid) upon approval of such System by MiniMed in accordance with this Agreement at ATS' facility;

        - 25% of the price of each System (as indicated in the Bid) within 30 days of delivery, installation, qualification and Acceptance, as defined in Section 27 hereof, by MiniMed, in accordance with this Agreement, of each such System.

3.      SCHEDULE OF DELIVERIES


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        ATS shall meet all of the milestones indicated in Appendix B to this
        Agreement on the dates indicated in Appendix B.







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4.      DELAYS IN DELIVERY

        A. ATS shall not be liable for delays in delivery or performance, or for failure to manufacture, deliver or perform under this Section, due to:

                (i) an act of God, an act of civil or military authority, Governmental priority, strike or other labor disturbance, flood, epidemic, war, riot, or other cause beyond the reasonable control of ATS ("Force Majeure Delay"); or

                (ii) an act, or failure to act, by MiniMed that MiniMed knew or should have known would delay the performance of ATS under this Agreement ("Permissible Delay").

                ATS will notify MiniMed promptly of any material delay excused by Section 4A(i) and will specify the revised delivery date as soon as practicable.

        B. In the event of any such Force Majeure Delay or Delays of an aggregate of less than 90 days for any one System, there will be no termination and the date of delivery or of performance shall be extended for a period equal to the time lost by reason of such delay. If ATS' performance is delayed by a Force Majeure Delay or Delays by an aggregate of 90 days or more for any one System, MiniMed, at its sole discretion, shall have the option, exercisable only on notice to ATS within 10 days of the expiration of such 90 day delay, to terminate this Agreement in accordance with Sections 19.D.

        C. In the event of any Permissible Delay there will be no termination and the date of delivery or of performance shall be extended for a period equal to the time lost by reason of such delay.

        D. If ATS fails to deliver any System in accordance with the delivery date for same set out in Appendix B (as such delivery date may be revised in accordance with Section 4.A(i) (Force Majeure Delays), Section 4.A(ii) (Permissible Delay), Section 8 (changes by MiniMed) or any written agreement of the parties), ATS shall be entitled to an aggregate grace period of 90 days for each System. During such aggregate 90 day grace period there will be no termination of the Agreement and no costs, expenses, damages or other monies howsoever characterized shall accrue by ATS to MiniMed or by MiniMed to ATS. If such failure to deliver is due to the inability to develop an Overmolded Sensor (as defined below) acceptable to both parties, then the rights and remedies of the parties shall be governed by Section 4E hereunder. In this Agreement, "Overmolded Sensor" means a sensor to measure glucose levels in human body tissue via a flexible printed circuit on a polyamide substrate that has been stiffened with a thermoplastic polyurethane elastomer to provide geometric features and rigidity to the flexible printed circuit. The geometric features enable a modified needle (cannula) to deliver the sensor into the body tissue. The


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

                rigidity of the stiffened sensor allows the needle to be withdrawn leaving the sensor implanted in the body. If ATS fails to deliver any System within such aggregate 90 day grace period for any other reason, then MiniMed shall be entitled to terminate this Agreement and:

                (i) MiniMed shall be entitled to complete the Systems (or contract with one or more third parties to complete the Systems), in which case ATS shall indemnify MiniMed for any reasonable direct costs incurred by MiniMed in connection with the completion of the Systems so that MiniMed is not required to spend more in total for the Systems than the price specified in the Bid for such Systems. Within thirty (30) days of completion of such Systems by MiniMed, MiniMed shall provide ATS with an accounting of MiniMed's costs of completion and total cost for such Systems and ATS shall supply MiniMed with ATS' costs for the design, development and construction of such Systems up to the date of termination of this Agreement by MiniMed and an appropriate adjusting payment shall be made by each party to the other; and

                (ii) ATS will not oppose, and will provide MiniMed with reasonable assistance toward, the completion of the Systems by a third party (the "Completing Party") and will permit the use of such business, technical or confidential information reasonably necessary to complete the System, provided that the Completing Party shall first agree in writing that it is bound by the confidentiality obligations imposed on MiniMed herein and will use ATS confidential information solely to complete the Systems.

                Notwithstanding the foregoing, Force Majeure Delays shall not receive a grace period in addition to the 90 days specified in
                Section 4B.

        E. If delivery of any System is delayed past its due date pursuant to Appendix B by the inability of ATS to develop an Overmolded Sensor acceptable to both parties, ATS shall be entitled to a grace period of 180 days to attempt to deliver such System. During such 180 day period, both parties shall utilize reasonable best efforts to complete and deliver the Overmolded Sensor. Moreover, during such 180 day grace period there will be no termination of the Agreement and no costs, expenses, damages or other monies howsoever characterized shall accrue by ATS to MiniMed or by MiniMed to ATS. If ATS fails to deliver such System within such 180 day grace period, then

                (i) ATS shall be obligated to complete the balance of such System and deliver same to MiniMed, and MiniMed shall pay ATS the full price stated in the Bid for such System less the price of the Overmolded Sensor as identified in the Bid;


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

                (ii) MiniMed shall be entitled at its sole expense, to complete the Overmolded Sensor (or contract with one or more third parties to complete the Overmolded Sensor);

                (iii) ATS will not oppose, and will provide MiniMed with reasonable assistance toward, the completion of the Overmolded Sensor by a third party (the "Completing Party") and will permit the use of such business, technical or confidential information reasonably necessary to complete the Overmolded Sensor, provided that the Completing Party shall first agree in writing that it is bound by the confidentiality obligations imposed on MiniMed herein and will use ATS confidential information solely to complete the Overmolded Sensor; and

                (iv) this Agreement may be terminated by either party upon written notice to the other party after the expiration of the 180 day grace period, and neither party shall have any claim against the other thereafter except a claim to enforce performance of the sole and exclusive remedies provided in this Section 4E.

5.      CONFIDENTIALITY

        A. Except as set forth below, all information disclosed by MiniMed to ATS relative to the Systems shall be treated as confidential and proprietary information of MiniMed and ATS shall only use such information for the benefit of MiniMed in the rendering of services for MiniMed and shall not otherwise use or disclose such information to others without express, written consent of an officer of MiniMed authorized to grant such consent. Upon termination of this Agreement, ATS shall immediately return to MiniMed all drawings, writings, recordings and records of every type (including all copies thereof) embodying in any form any confidential information of MiniMed. The foregoing limitations of confidentiality shall not apply to:

                (i) information which, at the time of disclosure to ATS, was already in the public domain;

                (ii) information which, at the time of disclosure to ATS, was already known to ATS (except information previously acquired by ATS directly or indirectly from MiniMed or from a third party under a continuing obligation of confidence to MiniMed);

                (iii) information which, after disclosure to ATS, becomes part of the public domain through no fault of ATS; or

                (iv) information received by ATS from a third party not owing a duty of confidentiality.


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        B.      ATS agrees that in rendering services to MiniMed, ATS shall disclose to MiniMed only information which ATS has the right to freely disclose without MiniMed incurring legal liability to or violating rights of others. Furthermore, ATS shall use its reasonable best efforts to keep all of its activities for MiniMed of a confidential nature. ATS may disclose the details of such activities only to those officers, directors, employees or agents that need to know such information in order for ATS to conduct such activities.

        C. ATS shall place all equipment and materials proprietary to MiniMed (including the Systems) in a limited access area which shall not be viewable from outside such area. All materials shall be returned to MiniMed or certified destroyed upon completion of the project.

        D. MiniMed agrees that in providing information to ATS, MiniMed shall disclose to ATS only information which MiniMed has the right to freely disclose without ATS incurring legal liability to or violating the rights of others.

6.      INVENTIONS, PATENTS, WORKS OF AUTHORSHIP

        All original ideas, inventions, developments and improvements conceived and reduced to practice and works of authorship generated by ATS, alone or with others, during the term of this Agreement relating to the design and development of the Systems shall be the exclusive property of MiniMed ("MiniMed IP").

        A.      ATS AGREES TO:

                (i) promptly and fully disclose in writing to MiniMed all such MiniMed IP,

                (ii)    assign all such MiniMed IP to MiniMed,

                (iii) assist MiniMed, at MiniMed's expense, in obtaining patents and copyrights on MiniMed IP,

                (iv) execute all documents reasonably necessary to obtain such patents and copyrights in the name of MiniMed, and

                (v) maintain all information relative to such MiniMed IP as confidential information of MiniMed subject to the obligations of confidentiality set forth in Section 5 hereof.

        B.      MINIMED AGREES TO:

                (i) promptly grant to ATS a nonexclusive irrevocable world-wide royalty-free perpetual right and license to use MiniMed IP which relate to automation


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                        technology and which are not dependent on confidential
                        information of MiniMed ("Automation IP").

                (ii) Notwithstanding the foregoing, MiniMed does not grant ATS any rights to use MiniMed IP or Automation IP on any application related to the production of any glucose sensor technology other than to perform their duties and obligations described herein. MiniMed does not grant ATS any rights to original ideas, inventions, developments and improvements not conceived or reduced to practice or works of authorship not generated by ATS, alone or with others.

                (iii) Notwithstanding any other provision of this Section 6, ATS does not grant MiniMed developed at any time other than during the course of performing services for MiniMed under this Agreement ("ATS Proprietary IP"). With respect to any such ATS Proprietary IP incorporated into the services or deliverables under this Agreement, ATS grants MiniMed a non-exclusive, irrevocable, worldwide, royalty-free, perpetual, non-assignable right and license for internal use by MiniMed for the purpose specified in the Bid, within any System supplied hereunder, and not for resale or duplication.

        The provisions of this Section 6 shall survive the termination of this Agreement.

7.      EXCLUSIVITY

        ATS agrees that, in order to induce MiniMed into entering into this Agreement, and to protect the valuable trade secrets of MiniMed, ATS will not perform any services relating to the design or implementation of an automated system to manufacture sensors to be used by individuals with diabetes (a) for a period terminating three (3) years from the expiration of the Agreement, or (b) until January 1, 2004, whichever occurs first. This Section 7 shall survive the termination of this Agreement unless this Agreement is terminated by ATS pursuant to Section 18 hereof.

8.      CHANGES BY MINIMED

        MiniMed is responsible for any increased costs reasonably incurred by ATS as a result of a change in MiniMed's specifications for the Systems and appearing in the Bid. In such case, the parties shall negotiate a reasonable adjustment to the pricing to reflect the changes dictated by the new specification and the parties shall agree on a revised schedule of deliverables and shall amend Appendix B to reflect such agreement. If such change is implemented, with the written approval of MiniMed, prior to such an agreement being reached and the parties cannot agree on a reasonable adjustment to pricing and a revised schedule within 30 days of the date ATS first notifies MiniMed of ATS' estimate of the increased costs and revised schedule,


                                       8
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        either party may apply to have the matter determined by arbitration as provided in Section 34 hereof.


9.      REPRESENTATION AND WARRANTIES OF ATS

        A. ATS represents and warrants the following to MiniMed (in addition to any other representations and warranties contained in the Bid), as an inducement to MiniMed to execute this
                Agreement:

                (i) ATS is financially solvent, able to pay all its debts as they mature and possesses sufficient working capital to complete all of its obligations hereunder;

                (ii) ATS is able to furnish the plant, tools, materials, supplies, equipment and labor required to perform its obligations hereunder and has sufficient experience and competence to do so;

                (iii) ATS or its relevant affiliate is authorized to do business in the State of Oregon and/or the Province of Ontario in the country of Canada and properly licensed by all necessary governmental and public and quasi-public authorities having jurisdiction over them and over the Agreement;

                (iv) that the execution of this Agreement and ATS' performance hereunder is within its duly authorized powers and will not conflict with any other contract or obligation of ATS ;

                (v) that ATS' duly authorized representatives have visited the site where the Pilot Line will be located, reviewed the plans for facilities currently under construction to house the other Systems, familiarized themselves with the local conditions under which it will perform and correlated their observations with the requirements of this Agreement;

                (vi) that ATS is a large, sophisticated manufacturer of automated manufacturing systems who possesses a high level of experience and expertise in the design, implementation, administration, construction, installation and management of projects of the size, complexity and nature of the Systems and will perform its obligations hereunder with the care, skill and diligence of such a manufacturer; and

                (vii) ATS warrants that all Systems or other products and parts thereof, including any software, hardware, components or other elements thereof, furnished or to be furnished to MiniMed hereunder (the "ATS Products") shall be delivered free of any rightful claim of any third party for


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                        infringement of any valid patent, trademark or other
                        proprietary intellectual property of a third party, subject to the ownership, licenses and other rights and obligations specifically provided in Sections 6 and 28.

        B. MiniMed represents and warrants the following to ATS (in addition to any other representations and warranties contained in this Agreement) as an inducement to ATS to execute this
                Agreement:

                (i) MiniMed is financially solvent, able to pay all its debts as they mature and possesses sufficient working capital and resources to complete all of its obligations hereunder;

                (ii) MiniMed has sufficient rights to possession of the real and personal property in the state of California where ATS is to install the Systems to allow ATS to fulfill its obligations hereunder and MiniMed has full authority to authorize ATS to install the Systems there;

                (iii) MiniMed is authorized to do business and hold property in the state of California and is properly licensed by all necessary governmental and public and quasi-public authorities having jurisdiction over MiniMed and over the Agreement;

                (iv) that the execution of this Agreement and MiniMed's performance hereunder is within its duly authorized powers and will not conflict with any other contract or obligation of MiniMed;

                (v) that MiniMed has disclosed to ATS the site in California where the Pilot Line will be located, disclosed the plans for the facilities currently being constructed by MiniMed to house the Systems and other systems and has disclosed to ATS all local or other conditions known to MiniMed at the time of execution of this Agreement which might reasonably impact the cost or time of performance by ATS of its obligations under this Agreement;

                (vi) that MiniMed is a large, sophisticated developer, manufacturer and marketer of medical devices who possesses experience and expertise in manufacturing sensors for the measurement of glucose and in obtaining any necessary FDA approvals for the Systems, and will perform its obligations hereunder with the care, skill and diligence of such a company.

10.     INDEMNIFICATION

        A. ATS shall defend, indemnify and hold MiniMed harmless from and against any and all loss, damage and expense (including, but not limited to, court costs, amounts paid in settlement, judgments, reasonable attorney's fees, the allocable


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

                cost of in-house counsel or other expenses related to investigation or defense) ("Damages") relating to any suit, action, claim or other obligation ("Claim") made by a third party and claiming infringement of intellectual property in connection with MiniMed's use, for the purposes specified in the Bid, of the ATS Products or any component thereof.

                In case any ATS Product is held in such suit to constitute an infringement and the use of said ATS Product for its use specified in this Agreement or in the Bid is enjoined, ATS shall, at its expense and option, either procure for MiniMed the right to continue to use the said product or part, or replace same with a non-infringing product or part, or modify same so it becomes non-infringing.

        B.      The preceding Section 10A shall not apply to:

                (i) any product or part which is modified or manufactured to MiniMed's design to the extent MiniMed's design or modification causes the infringement; or

                (ii) the use of any ATS Product furnished to MiniMed in combination with other products not furnished by ATS, unless the ATS Product, per se, infringes the asserted patent;

                (iii) any infringement relating to MiniMed's prescribed manufacturing processes and MiniMed's confidential and proprietary information provided hereunder; or

                (iv) any product of a third party incorporated in the ATS Products as specified by MiniMed.

                As to any such excluded product or part thereof ATS assumes no liability whatsoever for infringement and MiniMed shall hold ATS harmless against any infringement claim arising therefrom.

        C. Each party (the "Indemnifying Party") hereto shall defend, indemnify and hold the other (the "Indemnified Party") harmless from and against any and all loss, damage and expense (including, but not limited to, court costs, amounts paid in settlement, judgments, reasonable attorney's fees and the allocable cost of in-house counsel or other expenses related to investigation or defense) relating to any suit, action, claim or other obligation made by a third party and arising out of the negligence or willful misconduct of the Indemnifying Party.

        D. An Indemnified Party shall notify, in writing, the Indemnifying Party within fifteen (15) days of the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification.


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

                An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers actual prejudice as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the right to select counsel (reasonably satisfactory to Indemnified Party), settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party. Notwithstanding the foregoing, Indemnifying Party shall not settle any suit or proceeding against Indemnified Party without Indemnified Party's written consent which shall not be unreasonably withheld.

        E. This Section 10 states the entire liability of ATS or MiniMed for infringement of any proprietary intellectual property right of a third party and for defence, indemnification and the holding harmless of others in respect of same.

11.     NON-DISCLOSURE OF AGREEMENT

        Unless required by law, or on a confidential basis with such party's financial and/or legal advisors, neither party hereto shall release any information to any third person with respect to the terms of this Agreement without the prior written consent of the other party. This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials, public officials, and the media. Notwithstanding any other provision of this Section 11, and upon at least twenty-four (24) hours notice to the other party hereto, either party shall be permitted to release information as required by a court order or order of a regulatory agency with jurisdiction over such party, pursuant to state, provincial or federal laws or regulations, or pursuant to the rules of an applicable stock exchange or the NASDAQ National Market.

12.     RELATIONSHIP OF PARTIES

        No agency relationship or partnership exists between the parties. No party (or any of its shareholders, employees, officers, investors or agents) has the right to enter into a contract on behalf of or as an agent or representative of the other party.


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13.     WARRANTIES

        Subject to MiniMed following the prescribed reasonable maintenance and service procedures on the Systems and ATS Products, ATS warrants that the design of each System and the ATS Products delivered as part of such System will be free from defects in workmanship and material and conform to specifications for the following periods (each of such periods is hereinafter referred to as a "Warranty Period"):

        (a) with respect to the Pilot Line System, from the date of the Final Acceptance Certificate (as defined in Section 27 hereof) for the Pilot Line and for twelve months thereafter; and

        (b) with respect to the Fabrication and Assembly Line System and the Packaging Line System, from the date of the Final Acceptance Certificate for whichever of such two Systems is last issued and for twelve months thereafter.

        Notwithstanding the foregoing, if ATS utilizes any component or product manufactured by a third party as part of any System, and the warranty provided to ATS on such component or product extends longer than the Warranty Period provided by ATS herein, MiniMed shall receive the benefit of such additional warranty coverage. This warranty shall survive the termination or expiration of this Agreement as provided herein.

        THIS WARRANTY EXCLUDES CONSUMABLE PARTS, TO THE EXTENT THAT BY THEIR NATURE REQUIRE PERIODIC REPLACEMENT. EXCEPT WITH RESPECT TO NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS AS PROVIDED IN SECTION 10, ATS MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        During the Warranty Period, ATS will make, at ATS' cost, such repairs, adjustments, or replacements as are necessary in order to comply with the warranty provided in this Section 13. The choice of repairing, adjusting or replacing shall be at ATS' option. ATS shall utilize its best efforts to initiate such repairs, adjustments, or replacements within Twenty Four (24) hours of learning of the need for such activities from MiniMed. If possible, such repairs, adjustments or replacements shall be made at the Systems' installed location. If repair at the installed location is not possible, MiniMed agrees to return the defective parts to ATS at ATS's expense. ATS will return parts to the MiniMed at ATS' cost.

14.     ENTIRE AGREEMENT

        The agreements and conditions set forth herein, as well as those incorporated herein by reference to the Bid, constitute the entire contract between ATS and MiniMed and supersedes all prior correspondence, quotations and other communications, either oral or written. This Agreement may only be amended in writing executed by both parties hereto. The failure of either party to object to any breach of any provision of this Agreement, shall not constitute a waiver by such party of such provision and shall not be construed as a general waiver, abandonment, modification or amendment of any of the terms, conditions or provisions of this Agreement.

15.     DELIVERY, TITLE, RISK OF LOSS

        Unless otherwise specified by ATS, delivery will be made F.O.B. ATS' facility in Corvallis, Oregon to MiniMed, skidded for domestic truck shipment. Any export or other special packing or special transportation charges shall be charged to and paid by MiniMed. Except as otherwise provided herein, MiniMed shall be responsible for the reasonable cost of freight transportation, insurance, shipping, storage, duty brokerage, handling demurrage, or similar charges once the System, or components thereof, leave Corvallis. Risk of loss or damage passes to MiniMed upon delivery, provided, however, that if the Systems are damaged by representatives of ATS during installation or qualification, ATS will repair such damage at ATS' sole expense. Title to any System and all components thereof will not pass to MiniMed until payment has been received in full by ATS.

16.     CONFLICT

        In case any of the provisions of the Bid or the PO conflict with this Agreement, the provisions of this Agreement shall govern.

17.     TAXES

        In addition to any price specified herein, MiniMed shall pay the gross amount of any present or future sale, use, excise, value added, or other similar tax applicable to the price, sale or delivery of any products or services furnished hereunder or to their use by ATS or MiniMed, or MiniMed shall furnish ATS with evidence of exemption acceptable to the taxing authorities.

18.     TERMINATION BY ATS

        This Agreement may be terminated by ATS upon delivery to MiniMed of written notice of its election to do so:

        A. If MiniMed defaults in the performance of any of its obligations under this Agreement (except for circumstances described in Sections 18D hereof) and, within 30 days after delivery of written notice from ATS of such default, MiniMed fails to cure the same or, if such default does not involve the payment of money and cannot be cured within said 30-day period, MiniMed fails to commence or to diligently proceed with the curing of such default;

        B. If Any material representation or warranty of MiniMed set forth in this Agreement proves to be false or misleading in any material respect; or

        C. If MiniMed makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; or files a petition in bankruptcy or is adjudicated a bankrupt or insolvent or files a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; or files an answer admitting or fails reasonably to contest the material allegations of a petition filed against it in any such proceeding; or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of it or any material part of its assets (the term "acquiesce" includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree within 30 days after its entry); or within 90 days after the commencement of any proceedings against MiniMed seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding has not been dismissed; or within 90 days after the appointment, without the consent or acquiescence of MiniMed, of any trustee, receiver or liquidator of MiniMed or of any material part of its assets, such appointment has not been vacated.

        D.      Pursuant to Section 4E hereof.

19.     TERMINATION BY MINIMED

        This Agreement may be terminated by MiniMed upon delivery of written notice of its election to do so to ATS:

        A. If ATS defaults in the performance of any of its obligations under this Agreement (except for delays in delivery addressed in Section 4 or other circumstances described in Sections 19B, 19C, 19D, 19E, 19F, 19G or 19H hereof) and, within 30 days after delivery of written notice from MiniMed of such default, ATS fails to cure the same, or if such default does not involve the payment of money and cannot be cured within such 30-day period, ATS fails to commence or to diligently proceed with the curing of such default;

        B. If ATS makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; or files a petition in bankruptcy or is adjudicated a bankrupt or insolvent or files a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; or files an answer admitting or fails reasonably to contest the material allegations of a petition filed against it in any such proceeding; or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of it or any material part of its assets (the term "acquiesce" includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree within 30 days after its entry); or within 90 days after the commencement of any proceedings against ATS seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding has not been dismissed; or within 90 days after the appointment, without the consent or acquiescence of ATS, of any trustee, receiver or liquidator of ATS or of any material part of its assets, such appointment has not been vacated;

        C. If any material representation or warranty of ATS set forth in this Agreement proves to be false or misleading in any material respect;

        D.      Pursuant to Section 4B hereof;

        E.      Pursuant to Section 4D hereof;

        F. A court of competent jurisdiction enjoins or otherwise restricts MiniMed from use of the Systems due to a claim of infringement in respect of which ATS has no obligation to indemnify MiniMed pursuant to Section 11 of this Agreement;

        G. If a court of competent jurisdiction enjoins or otherwise restricts MiniMed from use of the Systems due to a claim of infringement in respect of which ATS has an obligation to indemnify MiniMed pursuant to Section 11 of this Agreement and ATS is unable, within sixty (60) days of the date upon which order of such court so enjoining or otherwise restricting becomes enforceable, to either procure for MiniMed the right to continue to use the offending product or part, or replace same with a non-infringing product or part, or modify same so it becomes non-infringing; or

        H.      Pursuant to Section 4E hereof.

20.     REMEDIES UPON TERMINATION/ LIMITATION ON LIABILITY

        A. If ATS terminates this Agreement pursuant to Section 18 hereof (except for any termination pursuant to 18D), ATS' sole and exclusive remedy shall be to receive and/or retain 100% of all payments made or due to ATS by MiniMed in respect of any System or Systems which have been delivered at the time of termination and to receive payment from MiniMed of 75% of the remaining unpaid purchase price for any System or Systems which have not been delivered by ATS plus the amount of reasonable cancellation, restocking or other charges actually incurred by ATS and relating to components to be used in any System or Systems which have not been delivered by ATS.

        B. If MiniMed terminates this Agreement pursuant to Section 19B, or 19F hereof, MiniMed's sole and exclusive remedy shall be to receive from ATS a refund of all payments made to ATS under this Agreement except for:

                (i) 100% of the price for any System or Systems which have been delivered by ATS and accepted by MiniMed; and

                (ii) 75% of the price for any System or Systems which have been delivered by ATS but not accepted by MiniMed.

                        If MiniMed has not paid ATS sufficient monies to satisfy the amounts to be retained by ATS pursuant to (i) and
                        (ii) above, MiniMed shall promptly pay the shortfall to ATS.

                        If such termination is pursuant to Section 19F, MiniMed shall be obliged, in addition to (i) and (ii) above, to reimburse ATS upon demand for all other costs already incurred or non-cancelable commitments made by ATS in connection with the design, processing, handling, fabrication and manufacture of any undelivered System or components thereof, plus 15% for overhead.

                MiniMed would also have the right to use all designs, plans, specifications or other intellectual property or work of authorship generated, in part or in whole, by ATS and relating in any way to the Systems as provided in Section 6. ATS agrees to cooperate with MiniMed to provide them, on a timely basis with all such documents.

        C. If MiniMed or ATS terminates this Agreement pursuant to Section 19H or 18D hereof, respectively, such party's sole and exclusive remedy shall be that outlined in Section 4E.

        D. If MiniMed terminates this Agreement pursuant to Section 19E, its sole and exclusive remedy shall be that outlined in Section 4D.

        E. If MiniMed terminates this Agreement pursuant to Section 19D hereof, MiniMed's sole and exclusive remedy shall be to pay to
                ATS:

                (i) 100% of the price for any System or Systems which have been delivered by ATS and accepted by MiniMed;

                (ii) 75% of the price for any System or Systems which have been delivered by ATS but not accepted by MiniMed; and

                (iii) The reasonable value of all other work done by ATS pursuant to its responsibilities under this Agreement.

                MiniMed would also have the right to use all designs, plans, specifications or other intellectual property or work of authorship generated, in part or in whole, by ATS and relating in any way to the Systems as provided in Section 6. ATS agrees to cooperate with MiniMed to provide them, on a timely basis with all such documents.

        F. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, OR OTHERWISE, EXCEPT FOR WILLFUL MISCONDUCT INTENDED TO DEPRIVE THE OTHER PARTY HERETO OF ITS ESSENTIAL BENEFIT OF THIS AGREEMENT, OR AN INTENTIONAL BREACH OF THIS AGREEMENT INTENDED TO DEPRIVE THE OTHER PARTY HERETO OF ITS ESSENTIAL BENEFIT OF THIS AGREEMENT, IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL EITHER PARTY OR ITS SUPPLIERS BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE PRODUCTS OR ANY ASSOCIATED EQUIPMENT, DAMAGE TO ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES, SERVICES OR REPLACEMENT POWER, DOWNTIME COSTS, OR CLAIMS OF THE OTHER PARTY'S CUSTOMERS FOR SUCH DAMAGES. IF MINIMED TRANSFERS TITLE TO OR LEASES ANY SYSTEM OR SYSTEMS SOLD HEREUNDER TO ANY THIRD PARTY, MINIMED SHALL OBTAIN FROM SUCH THIRD PARTY A PROVISION

                AFFORDING ATS AND ITS SUPPLIERS THE PROTECTION OF THE PRECEDING SENTENCE.

        G. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT OR OTHERWISE, EXCEPT AS PROVIDED IN SECTION 10 WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, AND EXCEPT FOR WILLFUL MISCONDUCT BY ATS INTENDED TO DEPRIVE MINIMED OF ITS ESSENTIAL BENEFIT OF THIS AGREEMENT OR AN INTENTIONAL BREACH OF THIS AGREEMENT BY ATS INTENDED TO DEPRIVE MINIMED OF ITS ESSENTIAL BENEFIT OF THIS AGREEMENT, IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL ATS' LIABILITY TO MINIMED FOR ANY LOSS OR DAMAGE ARISING OUT OF, OR RESULTING FROM THIS AGREEMENT, OR FROM ITS PERFORMANCE OR BREACH, OR FROM THE PRODUCTS, SERVICES OR SYSTEMS FURNISHED HEREUNDER, EXCEED THE TOTAL PRICE AS DEFINED IN SECTION 2.

        H. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT OR OTHERWISE, IF ATS FURNISHES MINIMED WITH ADVICE OR OTHER ASSISTANCE WHICH CONCERNS ANY PRODUCT SUPPLIED HEREUNDER, OR ANY SYSTEM OR EQUIPMENT IN WHICH ANY SUCH PRODUCT MAY BE INSTALLED AND WHICH ADVICE OR OTHER ASSISTANCE IS NOT REQUIRED PURSUANT TO THIS AGREEMENT, THE FURNISHING OF SUCH ADVICE OR ASSISTANCE WILL NOT SUBJECT ATS TO ANY LIABILITY, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE.

21.     GOVERNING LAW

        The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the state of New York, United States of America, without regard to any applicable choice-of-law provisions of law.

22.     CONSENT TO JURISDICTION

        WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT, THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO A JURY TRIAL AND AGREE THAT SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY. EACH PARTY AGREES TO NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA (AND ANY CALIFORNIA STATE COURT WITHIN THAT DISTRICT) AND FOR THAT PURPOSE, APPOINTS THE PERSON SET FORTH IN SECTION 24 HEREOF AS ITS AGENT FOR SERVICE OF PROCESS IN SUCH JURISDICTION

23.     NO THIRD PARTY BENEFICIARIES

        The provisions of this Agreement are intended solely for the benefit of the parties hereto and are not intended to benefit any other person other than the parties hereto.

24.     NOTICES

        Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy (with confirmation of receipt), telegram or by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

        If to MiniMed:

        Mr. Bill A. Calle
        MiniMed Inc.
        12774 San Fernando Road
        Sylmar, CA 91342-9219
        Fax: (818) 364-9625

        With a copy to:

        General Counsel
        MiniMed Inc.
        12774 San Fernando Road
        Sylmar, CA 91342
        Fax: (818) 367-1460

        If to ATS:

        Mr. Bob Eckert
        ATS Automation Tooling Systems Inc.
        250 Royal Oak Road
        Box 32100, Preston Centre
        Cambridge, ON N3H 5M2
        Fax: (519) 653-1519

        With a copy to:

        Mr. Ron Jutras
        ATS Automation Tooling Systems Inc.
        250 Royal Oak Road
        Box 32100, Preston Centre

        Cambridge, ON N3H 5M2
        Fax: (519) 653-1519

25.     FINANCE CHARGE

        A 1% per month (12% per annum) finance charge may be assessed on past due accounts. If legal action is required to collect amounts owed by MiniMed to ATS, ATS is entitled to recover all reasonable collection costs.

26.     ATTORNEY'S FEES

        If any party hereto brings an action or proceeding involving the subject matter of this Agreement to enforce the terms hereof or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees (including the allocable cost of in-house counsel). Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, "Prevailing Party" shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. The attorney's fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred.

27.     SYSTEM ACCEPTANCE

        Acceptance testing, to the performance standards set out in the Bid, will be conducted at the ATS facility prior to shipment of the System. Such acceptance testing shall be conducted over a maximum of three eight-hour production days, unless a different period is specified in the Bid. Such acceptance testing shall be witnessed by MiniMed and upon successful completion of the prescribed tests, MiniMed shall immediately deliver to ATS a written acceptance certificate signed by MiniMed which shall be ATS' authorization to ship the System to MiniMed's facility. Upon receipt of the System in MiniMed's facility, MiniMed shall, with the assistance of ATS if so contracted, install the System. Upon completion of such installation MiniMed shall conduct the acceptance testing which shall demonstrate that the System meets the performance standards set out in the Bid over a period of three (3) eight-hour production days. ATS shall witness such acceptance testing. Upon successful completion of such acceptance testing, MiniMed shall accept the System and MiniMed shall immediately provide ATS with a written final acceptance certificate signed by MiniMed ("Final Acceptance Certificate").

        ATS and MiniMed agree to cooperate and use their best efforts to ensure that all installation and acceptance testing on the System is performed without delay. In the event MiniMed is responsible for installation of the System, such installation shall be completed no later than 21 days from the date of receipt of the System in MiniMed's facility. In the event MiniMed is unable, or unwilling to commence acceptance testing within three days of completion of the installation of the equipment, and the resulting delay is not the result of ATS's failure to complete its responsibilities under this contract, MiniMed shall be deemed to have delivered to ATS the Final Acceptance Certificate for the equipment. Where MiniMed has so delayed the acceptance testing, MiniMed shall pay ATS all costs incurred by ATS to return to MiniMed's installation site and to conduct acceptance testing at a later date.

        MiniMed, at its expense, shall provide all necessary consumable supplies required to test and operate the System (i.e. solder, flux, adhesives, required chemicals, oil, grease, etc.). The condition of the installation site in MiniMed's facility, general housekeeping, voltage fluctuations, oil, defective parts and presence of foreign matter will adversely affect the operation of the System. MiniMed, at its expense, is responsible for ensuring that the installation site is ready for the System at the date of delivery and for correcting any deficiencies in the installation site.

28.     SOFTWARE LICENSES

        The ATS Products to be supplied hereunder may use computer software, Computer software which is custom developed by ATS specifically for MiniMed under the terms of this Agreement ("Custom Software") shall be delivered to MiniMed with the ATS Products, including source code, and all title, right and interest in such Custom Software shall vest in MiniMed upon full payment for equipment. Computer software of third party vendors may also be integrated into the ATS Products ("Third Party Software"), ATS shall assign all rights, afforded under the licenses for any such Third Party Software to MiniMed and MiniMed shall assume all non-financial obligations under any such software licenses. The ATS Products may also include software that has been developed by ATS, at ATS expense, for general use in ATS products ("ATS Standard Software") and is proprietary to ATS. Upon full payment for the ATS Products, such ATS Standard Software shall be licensed to MiniMed for use solely to operate and maintain the ATS Products. This shall in no way effect the warranties made by ATS in Section 13.

29.     CUSTOMER PARTS AND SAMPLES

        Customer parts tolerances are critical to the successful operation of vibratory feeder bowls, magazine feeders, fixtures, tooling and other aspects of the System or ATS Products. The Bid is based upon the prescribed customer parts tolerances supplied in drawings or in sample parts provided at the time of preparing the Bid. MiniMed shall supply ATS with engineering drawings for such customer parts at the time the related ATS Product is ordered. Significant changes in customer part tolerances from those used to prepare the Bid shall be a MiniMed change (see Section 8).

        MiniMed, at its expense shall also provide to ATS reasonable qualities and quantities of known good customer parts for:

        (i)     machine design;

        (ii)    test equipment R&R studies;

        (iii)   debugging of ATS Products;

        (iv)    acceptance testing; and

        (v) such other activities as may be reasonably required by ATS to design, build, install and test the System and ATS Products to be supplied to MiniMed hereunder.

30.     SUCCESSORS AND ASSIGNS

        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that (a) MiniMed may assign its rights under this Agreement to any affiliate, provided that MiniMed's obligations to pay ATS and to indemnify ATS as set out in this Agreement shall be joint and several with such affiliate, and provided that ATS shall be sent a copy of the instrument evidencing the assignment forthwith upon execution thereof.

31.     SEVERABILITY

        The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof (or part thereof) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provision (or part thereof) shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision (or part thereof) but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

32.     COUNTERPARTS

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument

33.     HEADINGS

        The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

34.     ARBITRATION

        The parties agree to submit disputes between them arising out of or related to this Agreement or the breach, alleged breach or interpretation thereof to binding arbitration. One arbitrator will be selected under the then current rules of the American Arbitration Association ("AAA") pertaining to commercial disputes within thirty (30) days of either party notifying the other that it is submitting a dispute to arbitration. The arbitration shall be held in the state of Illinois (and in the city of Chicago unless the parties otherwise agree) and shall be conducted in accordance with the Commercial Arbitration rules of the AAA except the AAA shall not have authority to make any award for damages excluded herein. The arbitration award shall be by a written decision and shall be final and binding and enforceable by any court of competent jurisdiction.


                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.


ATS                                      MINIMED

ATS AUTOMATION TOOLING SYSTEMS, INC.     MINIMED INC.




By  /s/ RON JUTRUS                         By  /s/ DAVID MORLEY
  -------------------------------          -------------------------------------
  Name: Ron Jutrus                         Name: David Morley
  Title: CFO                               Title: Sr. Vice President, Operations